                   AS FILED WITH THE SECURITIES AND EXCHANGE
                        COMMISSION ON AUGUST __, 1996.

                                                    REGISTRATION NO. 333-_______
- --------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  GENSIA, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                       33-0176647
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                            9360 Towne Centre Drive
                          San Diego, California 92121
                                 (619) 546-8300
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                                             Copies to:
           DAVID F. HALE                          THOMAS E. SPARKS, JR., ESQ.
President and Chief Executive Officer             Pillsbury Madison & Sutro LLP
            Gensia, Inc.                                 P. O. Box 7880
       9360 Towne Centre Drive                    San Francisco, CA 94120-7880
     San Diego, California 92121                         (415) 983-1000
           (619) 546-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Selling Stockholder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                                _______________

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                                     PROPOSED
                                                                PROPOSED             MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO BE    AMOUNT TO BE     MAXIMUM OFFERING    AGGREGATE OFFERING        AMOUNT OF
           REGISTERED                        REGISTERED     PRICE PER SHARE(1)         PRICE            REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value(2)           792,293 shares        $5.21875            $4,134,780               $1,425.79
====================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on August 12, 1996.
(2) Associated with the Common Stock are preferred stock purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

                                _______________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject to Completion, Dated August 15, 1996

                                  GENSIA, INC.

                         792,293 SHARES OF COMMON STOCK

                                    ________

     This Prospectus covers the public offering, which is not being underwritten, of 792,293 shares of Common Stock, par value $.01 (the "Common Stock"), of Gensia, Inc. ("Gensia" or the "Company") which were originally issued by the Company on June 24, 1996, in a $5 million private placement to Pfizer Inc. ("Pfizer") in connection with the Company entering into a collaboration with Pfizer. The Company is obligated to keep the registration statement, of which this Prospectus is a part, effective until the earlier to occur of the resale of all of the shares of the Common Stock pursuant to this Prospectus, or until such shares may be sold under Rule 144(k) of the Securities Act of 1933, as amended.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "GNSA."

     The Company will not receive any proceeds from the resale of the Common Stock. The Company is bearing the costs relating to this registration of the Common Stock. Pfizer is hereinafter referred to as the "Selling Stockholder." The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of shares of the Common Stock may be determined to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholder and Plan of Distribution."
                                 ______________

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
                   COMMENCING ON PAGE 4 OF THIS PROSPECTUS.
                                 ______________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ______________
                The date of this Prospectus is August __, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the Commission's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office, 7 World Trade Center, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (Commission File No. 333-_________) under the Securities Act, with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

     1. The Company's Annual Report on Form 10-K, as amended by Form 10-K/A (File No. 0-18549) for the year ended December 31, 1995;

     2. The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

     3. The description of Gensia Common Stock set forth in the Registration Statement on Form 8-A filed on April 27, 1990; and

     4. The description of the rights to purchase Series I Participating Preferred Stock, $.01 par value, set forth in the Registration Statement on Form 8-A filed on March 23, 1992.

     All documents subsequently filed by Gensia pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

     Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone at (619) 546-8300 to Gensia, Inc., at the principal executive offices of the Company, 9360 Towne Centre Drive, San Diego, California 92121.

                                  THE COMPANY


     Gensia is a fully integrated, research based company focused on the discovery, development, manufacturing and marketing of healthcare products for the acute care and alternate site markets. Since inception in November 1986, Gensia has focused much of its resources on developing two proprietary cardiovascular products, Protara, for which development has now been curtailed, and the GenESA(R) System, which is approved in a number of European countries and is under regulatory review in the United States. In addition to developing these products, Gensia has also been actively building a commercial business. This business includes both Gensia Laboratories, Ltd., which develops, manufactures and markets generic injectable drugs, as well as a separate proprietary business in the United States and Europe consisting of several in-licensed products which Gensia is marketing through a separate sales force calling on physicians.

     Gensia also conducts a significant amount of research and development on its proprietary adenosine regulating agent ("ARA") technology, as well as in other areas of purine research. The Company is focusing its research efforts on cardiovascular disease, pain, inflammation and diabetes. The Company has entered into a collaboration with the Selling Stockholder covering the discovery and development of ARA technology for the treatment of pain. Using its experience in developing the GenESA System, Gensia is also developing a Feedback Controlled Heparin System ("FCHS") to improve the therapeutic dosing of heparin, a widely used anti-coagulant. The Company has also established collaborations with Genta-Jago Technologies B.V. and Boehringer Mannheim Pharmaceuticals Corporation to attempt to develop a controlled release generic equivalent to a leading cardiovascular product. Significant additional research and development will be required prior to commercialization of any of these potential products, and there can be no assurance that any of these potential products can be successfully commercialized.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully before purchasing the shares of Common Stock offered hereby.

LOSS HISTORY; NO ASSURANCE OF SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION; UNCERTAINTY OF FUTURE PROFITABILITY

     Gensia was founded in 1986, has never made an annual profit, and has never had positive annual cash flow from operations. As of June 30, 1996 Gensia had an accumulated deficit of approximately $242.9 million. For the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996, Gensia had net losses of $67.8 million, $56.1 million, $11.9 million and $26.6 million, respectively. Gensia expects to continue to incur substantial losses in the future. Gensia anticipates that even if its products currently in development receive necessary regulatory approvals, its revenues over the near term will not be sufficient to cover its operating expenses. Gensia may never achieve significant revenues from its proprietary products or profitable operations.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     Although Gensia believes that its capital resources will be sufficient to fund its current and planned operations into 1997, Gensia will require substantial additional funds. If such funding is not obtained, Gensia will be required to significantly curtail its operations. Gensia is pursuing a number of options to raise additional funds. Such funds may not be available on acceptable terms, or at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to Gensia's existing stockholders.

TECHNOLOGICAL UNCERTAINTY

     Gensia's business strategy has in the past been primarily based upon its ARA and GenESA System technologies as the basis for the development of pharmaceutical products. The fact that Protara, Gensia's lead ARA compound, failed to achieve statistically significant results in a confirmatory clinical trial raises questions about the value of Protara and the ARA technology. Substantial additional work still needs to be performed at considerable expense on second generation ARA compounds before their commercial viability can be assessed. There can be no assurance that any products will be successfully developed from ARA technology.

DEPENDENCE ON OTHERS FOR FURTHER DEVELOPMENT OF ARA TECHNOLOGY

     The further development of any ARA technology by Gensia is dependent on the completion of collaborative arrangements with partners or licensees. Gensia has entered into a collaboration agreement with the Selling Stockholder to discover and develop products using ARA technology for the treatment of pain. There can be no assurance that this collaboration will be successful. Gensia is seeking additional collaborative arrangements with partners or licensees. There can be no assurance, however, that Gensia will be successful in entering into such additional arrangements. If Gensia fails to enter into additional collaborative relationships that would provide, or if its existing collaboration agreement does not provide, sufficient funding for continued development of the ARA technology, Gensia may have to terminate such development work.

NO ASSURANCE OF U.S. OR CANADIAN REGULATORY APPROVAL OR COMMERCIALIZATION OF THE GENESA SYSTEM

     As previously disclosed, in April 1996 the Company was informed by the U.S. Food and Drug Administration ("FDA") in an action that the New Drug Application for the GenESA System is not currently approvable. The Company has had further discussions with the FDA and is continuing to reanalyze data from one of its clinical studies. The Company is planning to meet with the FDA in late September 1996 to review the results of the reanalysis. If the outcome of the meeting with the FDA is favorable, the Company plans to file an amendment to the NDA after such meeting. In Canada, the Health Protection Branch has asked Gensia to submit additional information to obtain approval of the GenESA System, and as a result, Gensia has withdrawn its new drug submission in Canada. Gensia will decide in the next several months whether to obtain and submit such information. There can be no assurance that United States or Canadian regulatory approval will be received on a timely basis, if at all, or as to the terms and conditions of any such approval that is obtained. Even if such approval is obtained, there can be no assurance that the GenESA System can be marketed successfully or on a profitable basis. Failure to obtain FDA approval or to commercialize the GenESA System successfully would have a material adverse effect on Gensia.

LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE WITH GENESA SYSTEM; LIMITED FINANCIAL RESOURCES

     Gensia has limited experience in sales, marketing and distribution with the GenESA System and has not received marketing approval for the GenESA System in the United States or Canada. To market the GenESA System successfully will require significant investments in working capital, particularly related to purchasing GenESA Devices. Given Gensia's financial condition, there can be no assurance that Gensia will have this working capital available, or that even if such working capital is available that Gensia's sales and marketing efforts will be successful.

NO ASSURANCE OF REGULATORY APPROVAL OF PRODUCTS IN DEVELOPMENT

     Gensia's research, preclinical development, clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Clinical trials and the manufacturing and marketing of products are subject to the rigorous testing and approval processes of the FDA and foreign regulatory authorities. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. There can be no assurance that Gensia will be able to obtain or maintain the necessary approvals for clinical testing or for the manufacturing and marketing of Gensia's products. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Further, additional government regulation or legislation may be established that could materially adversely affect Gensia.

LICENSING OF CERTAIN TECHNOLOGIES TO GENSIA CLINICAL PARTNERS; EFFECTS ON CAPITAL RESOURCES AND EARNINGS AND POTENTIAL DILUTIVE EFFECTS OF REACQUISITION OF SUCH TECHNOLOGIES

     Gensia organized and licensed certain technologies and rights with respect to the GenESA System to Gensia Clinical Partners, L.P. ("Gensia Clinical Partners"). Gensia Clinical Partners funded a substantial portion of the development of the GenESA System under a development and marketing agreement with Gensia. Gensia must make milestone payments and pay royalties on sales of the GenESA System to Gensia Clinical Partners. Gensia has an option to purchase the technology and rights related to the GenESA System from Gensia Clinical Partners. If Gensia does not exercise this option prior to its expiration, then Gensia will lose all rights to the GenESA System in the United States, Europe and Canada. The option will expire no later than four years from the date of first commercial sale of the GenESA System and may expire earlier if sales of the GenESA System and resulting license payments made by Gensia to Gensia Clinical Partners exceed certain amounts. There can be no assurance that Gensia will exercise such option or that disputes will not arise over the ownership of rights to any technology which may be developed by Gensia. If Gensia exercises its option to acquire such technologies and rights from Gensia Clinical Partners, Gensia will be required to make substantial cash payments or to issue shares of Gensia Common Stock, or both. A cash payment could have a significant adverse effect on Gensia's capital resources. A payment in Gensia Common Stock could result in substantial dilution to Gensia's stockholders and could significantly affect the market price of such stock. Exercise of such option may require Gensia to record a significant charge against earnings.

COMPETITION

     Gensia is engaged in a rapidly evolving field. Competition from large pharmaceutical companies, biotechnology companies and other companies and research institutions is intense and expected to increase. Many of these companies and institutions have substantially greater financial resources and experience in developing, manufacturing and marketing pharmaceutical products than Gensia. In addition, other recently developed technologies are, or may in the future be, the basis for competitive products. There can be no assurance that competitors will not succeed in developing technologies and products that are more effective or that would render Gensia's technology and products obsolete or noncompetitive. In addition, Gensia Laboratories competes in the highly competitive multisource (generic) injectable drug industry with numerous other pharmaceutical manufacturers, many of which are established companies with greater financial and other resources than Gensia. There can be no assurance that Gensia Laboratories will be able to continue to compete effectively in this market. Because selling prices of generic injectable drug products typically decline as competition intensifies, the profitability of Gensia Laboratories will depend in part on its ability to continue to develop and introduce selected new products to the market in a timely manner, to obtain raw materials at competitive prices and to improve the efficiency of its production capability. During 1995 and early 1996, a number of competitors received FDA approval to market injectable etoposide. Etoposide was Gensia Laboratories' largest product in 1995 and 1994. These approvals have had and are expected to continue to have a material adverse impact on the Company's sales of, and gross profits from, etoposide.

POTENTIAL INABILITY TO OBTAIN RAW MATERIALS OR MANUFACTURE PRODUCTS

     Gensia depends on third party manufacturers for bulk raw materials for its products. These raw materials are generally available from a limited number of sources, and certain raw materials are available only from foreign sources. Gensia has initially qualified only one supplier of bulk raw material with regulatory authorities for arbutamine, which is integral to the GenESA System. If Gensia were unable to obtain such raw material from qualified suppliers, it would not be able to commercialize the GenESA System as planned. Gensia has signed a long term supply agreement with a sole supplier of the device portion of the GenESA System (the "GenESA Device"). Any disruption in the supply of the GenESA Devices from the supplier would have a material adverse effect on sales of arbutamine. In addition, Gensia Laboratories utilizes sole sources of supply for certain raw materials used in the manufacture of its products and certain packaging components. Any disruption in one or more of these supply sources could have a material adverse effect on Gensia.

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY

     Gensia's success will depend, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. There can be no assurance that Gensia's patent applications will be approved, that Gensia will develop additional proprietary products that are patentable, that any issued patents will provide Gensia with any competitive advantages or will not be challenged by any third parties, or that the patents of others will not have an adverse effect on the ability of Gensia to develop its products. Certain technologies that may be used to develop Gensia products are not covered by any patent or patent application. To the extent that such products are not covered by valid patents, there can be no assurance that others will not independently develop similar products or duplicate any of such products or that trade secrets can be maintained. The protections afforded by patents will depend upon their scope and validity, and others may be able to design around any patented products developed by Gensia. In addition, Gensia may be required to obtain licenses to patents or other proprietary rights of third parties which may not be available on acceptable terms. If Gensia does not obtain such licenses, product introductions could be delayed or foreclosed. There can be no assurance that Gensia will have sufficient funds to obtain, maintain and enforce patents on its products or its technology, to obtain licenses that may be required in order to develop and commercialize its products, to contest patents obtained by third parties, or to defend against suits brought by third parties.

DEPENDENCE ON KEY PERSONNEL

     Gensia's success depends in large part upon Gensia's ability to attract and retain qualified scientific, manufacturing, marketing and management personnel. Gensia faces competition for such personnel from other companies, academic institutions, government entities and other organizations. There can be no assurance, given Gensia's financial condition, that Gensia will be successful in hiring, retaining or replacing needed personnel.

UNCERTAINTY OF PHARMACEUTICAL PRICING, REIMBURSEMENT AND RELATED MATTERS

     The levels of revenues and profitability of pharmaceutical companies will be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and Gensia expects that there will continue to be, a number of federal and state proposals to implement government controls. While Gensia cannot predict whether any such legislative or regulatory proposals or reforms will be adopted or the effect such proposals or reforms may have on its business, the announcement of such proposals or reforms could have a material adverse effect on Gensia's ability to raise capital and the adoption of such proposals or reforms could have a material adverse effect on Gensia's business, financial condition and profitability. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that any of Gensia's products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow Gensia to sell its products on a competitive basis.

PRODUCT LIABILITY EXPOSURE; INADEQUACY OR UNAVAILABILITY OF PRODUCT LIABILITY INSURANCE

     Gensia faces an inherent exposure to product liability claims in the event that the use of its technology or products is alleged to have resulted in adverse effects. This exposure exists even with respect to those products that receive regulatory approval for commercial sale, as well as those undergoing clinical trials. While Gensia has taken and will continue to take what it believes are appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. Adequate insurance coverage might not be available at acceptable costs, if at all, and product liability claims could adversely affect the business or financial condition of Gensia.

POSSIBLE VOLATILITY OF STOCK PRICE; DIVIDEND POLICY

     The market price of the shares of Gensia Common Stock, like that of the common stock of many other life sciences companies, has been and is likely to continue to be highly volatile, and the market for securities of such companies has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of the Gensia Common Stock could be subject to significant fluctuations in response to variations in Gensia's anticipated or actual operating results, sales of substantial amounts of Gensia Common Stock, other issuances of substantial amounts of Gensia Common Stock pursuant to pre-existing obligations, announcements concerning Gensia or its competitors, including the results of testing, technological innovations or new commercial products or services, developments in patent or other proprietary rights of Gensia or its competitors, including litigation, conditions in the life sciences or pharmaceuticals industries, governmental regulation, health care legislation, public concern as to the safety of Gensia's products, changes in estimates of Gensia's performance by securities analysts, market conditions for life sciences stocks in general, and other events or factors.

     Gensia has never paid cash dividends on the Gensia Common Stock. Gensia presently intends to retain earnings for the development of its businesses and does not anticipate paying any cash dividends on the Gensia Common Stock in the foreseeable future. Unless full cumulative dividends are paid on Gensia's outstanding $3.75 Convertible Exchangeable Preferred Stock, cash dividends may not be paid or declared and set aside for payment on the Gensia Common Stock. Gensia made quarterly cash dividend payments of approximately $1.5 million per quarter on its outstanding preferred stock from June 1, 1993 through March 1, 1995. Subsequent to March 1995, as a measure to reduce cash outflows, the Company's Board of Directors suspended quarterly cash dividend payments on its outstanding preferred stock. Through June 1996, Gensia has approximately $7.5 million in undeclared cumulative preferred dividends. The Company's Board of Directors has voted to declare and pay the quarterly dividend for the quarter ending August 31, 1996 on September 1, 1996. If Gensia chooses not to declare dividends for six cumulative quarters, the holders of the preferred stock, voting separately as a class, will be entitled to elect two additional directors until the dividend in arrears has been paid.

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     Gensia's Certificate of Incorporation and Bylaws include provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The approval of 66-2/3% of Gensia's voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of a special meeting of stockholders and the amendment of any of the anti-takeover provisions contained in Gensia's Certificate of Incorporation. Further, pursuant to the terms of its stockholder rights plan Gensia has distributed a dividend of one right for each outstanding share of Gensia Common Stock. These rights will cause a substantial dilution to a person or group that attempts to acquire Gensia on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts.

                                 CAPITAL STOCK

     The authorized capital stock of Gensia consists of 75,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value, of which 160,000 shares have been designated Series I Preferred Stock and 1,840,000 shares have been designated $3.75 Convertible Exchangeable Preferred Stock.

COMMON STOCK

     As of June 30, 1996, there were 36,820,386 shares of Common Stock outstanding held by approximately 800 stockholders of record. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Gensia's Restated Certificate of Incorporation (the "Certificate") does not provide for cumulative voting. Subject to preferences that may be applicable to any then outstanding preferred stock including the $3.75 Convertible Exchangeable Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Gensia, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no redemption, conversion or preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable.


                           INCOME TAX CONSIDERATIONS

     Each prospective purchaser should consult his or her own tax advisor with respect to the income tax issues and consequences of holding and disposing of the Common Stock.


                  SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

     792,293 shares of Common Stock are being registered pursuant to the terms of the Stock Purchase Agreement entered into as of May 1, 1996, by and between the Company and Pfizer, in connection with the Company entering into a collaboration with Pfizer. As of August 15, 1996, Pfizer is the sole Selling Stockholder, and it is offering up to 792,293 shares of Common Stock hereby.

     Pursuant to the Registration Statement of which this Prospectus is a part, the Common Stock may be sold by the Selling Stockholder from time to time while this Registration Statement is effective in the over-the-counter market or otherwise at prices and terms prevailing at the time of sale or in negotiated transactions. Although the Selling Stockholder has not advised the Company that it currently intends to sell the Common Stock, pursuant to this Registration Statement, the Selling Stockholder may choose to sell all or a portion of the Common Stock from time to time in the manner described above. The methods by which the Common Stock may be sold by the Selling Stockholder in one or more of the following transactions may include: (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated (and, if such broker or dealer acts as agent for the purchaser of such shares, from such purchaser). Brokers or dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill such broker or dealer commitment to the Selling Stockholder. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and book transactions and which may involve sales to and through other brokers or dealers, including transactions, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection as described above.


     The Company has agreed to indemnify the Selling Stockholder against certain liabilities in connection with this registration, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby are being passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco California. A member of the law firm of Pillsbury Madison & Sutro LLP owns 30,000 shares of Common Stock.


                                    EXPERTS

     The consolidated financial statements of Gensia, Inc. appearing in Gensia, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, or an offer in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

                            ----------------------

================================================================================


                                 792,293 Shares
                                  Common Stock


                      [LOGO OF GENSIA, INC. APPEARS HERE]


                            ----------------------
                                   PROSPECTUS
                            ----------------------




                            ----------------------

                               ________ ___, 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.


                                                   Amount
                                                  --------

           SEC registration fee                    $ 1,426
           Blue Sky fees and expenses                5,000
           Accounting fees and expenses             10,000
           Legal fees and expenses                  10,000
           Registrar and transfer agent's fees       5,000
           NNM listing fee                          15,846
           Miscellaneous fees and expenses
                                                   -------
           Total                                   $55,000
                                                   =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware GCL") permits the Company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article IX of the Company's Restated Certificate of Incorporation provides for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by law.

     As permitted by Sections 102 and 145 of the Delaware GCL, the Company's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of such director's fiduciary duty, except for liability under
Section 174 of the Delaware GCL or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

     In addition, the Company has entered into separate indemnification agreements with its directors and officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER        DESCRIPTION OF DOCUMENT
- ------        -----------------------

3(i).1/(1)/   Restated Certificate of Incorporation of Gensia (1).*

3(i).2/(2)/   Certificate of the Powers, Designations, Preferences and Rights of
              the $3.75 Convertible Exchangeable Preferred Stock (3.3).

3(i).3/(3)/   Certificate of Amendment of Restated Certificate (1).

3(ii)/(1)/    Bylaws of Gensia (1).

4.1/(4)/      Form of certificate for Gensia Common Stock with Rights Legend.

5.1 Opinion of Pillsbury Madison & Sutro LLP regarding the legality of the securities being registered.

23.1          Consent of Ernst & Young LLP, independent auditors.

23.2 Consent of Pillsbury Madison & Sutro LLP (included in its opinions filed as Exhibit 5.1 to this Registration Statement) .

24.1          Power of Attorney (see page II-4).
____________________


(1) Incorporated by reference to Gensia's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992. (No. 0-18549)

(2) Incorporated by reference to Gensia's Annual Report on Form 10-K for the fiscal year ended December 31, 1992. (No. 0-18549)

(3) Incorporated by reference to Gensia's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993. (No. 0-18549)

(4) Incorporated by reference to Gensia's Registration Statement on Form S-4. (No. 33-94778)

* Parenthetical references after description of exhibits relate to the exhibit number under which exhibits were initially filed.


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           The undersigned Company hereby undertakes that:

                (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

           provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) For purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act which is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 14, 1996.

                                    GENSIA, INC.



                                   By              /s/ Daniel D. Burgess
                                       -----------------------------------------
                                                     Daniel D. Burgess
                                        Vice President, Finance, Chief Financial
                                              Officer and Treasurer (Principal
                                             Financial and Accounting Officer)


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints David F. Hale and Daniel D. Burgess and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


 Signature                       Title                          Date
- -----------                      -----                          ----
     /s/ David F. Hale           President, Chief Executive     August 14, 1996
- ----------------------------     Officer, and Chairman of the
       David F. Hale             Board, Director (Principal
                                 Executive Officer)

                                 Vice Chairman of the Board     August   , 1996
- ----------------------------
    James C. Blair, Ph.D.


 Signature                       Title                          Date
- -----------                      -----                          ----
   /s/ Daniel D. Burgess         Vice President, Finance,       August 14, 1996
- ----------------------------     Chief Financial Officer,
     Daniel D. Burgess           and Treasurer (Principal
                                 Financial and Principal
                                 Accounting Officer)


   /s/ Herbert J. Conrad         Director                       August 14, 1996
- ----------------------------
     Herbert J. Conrad


    /s/ Paul K. Laikind          Vice President,                August 14, 1996
- ----------------------------     Corporate Development and
   Paul K. Laikind, Ph.D.        Director


                                 Director                       August   , 1996
- ----------------------------
     Jerry C. Benjamin


   /s/ Steven C. Mendell         Director                       August 14, 1996
- ----------------------------
     Steven C. Mendell


    /s/ Daniel O. Pegg           Director                       August 14, 1996
- ----------------------------
      Daniel O. Pegg


   /s/ Alan R. Timms, Ph.D       Director                       August 14, 1996
- ----------------------------
     Alan R. Timms, Ph.D


   /s/ Monroe E. Trout           Director                       August 14, 1996
- ----------------------------
  Monroe E. Trout, M.D.


                                 Director                       August   , 1996
- ----------------------------
  L. John Wilkerson, Ph.D.

                                 EXHIBIT INDEX
                                 -------------

Exhibit                                                            Sequentially
Number       Exhibit                                               Numbered Page
- ---------    -----------                                           -------------


3(i).1/(1)/  Restated Certificate of Incorporation of Gensia (1).*

3(i).2/(2)/  Certificate of the Powers, Designations, Preferences
             and Rights of the $3.75 Convertible Exchangeable
             Preferred Stock (3.3).

3(i).3/(3)/  Certificate of Amendment of Restated Certificate (1).

3(ii)/(1)/   Bylaws of Gensia (1).

4.1/(4)/     Form of certificate for Gensia Common Stock with
             Rights Legend.

5.1 Opinion of Pillsbury Madison & Sutro regarding the legality of the securities being registered.

23.1         Consent of Ernst & Young LLP, independent auditors.

23.2 Consent of Pillsbury Madison & Sutro (included in its opinion filed as Exhibit 5.1 to this Registration
             Statement).

24.1         Power of Attorney (see page II-4).

____________________
(1) Incorporated by reference to Gensia's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992. (No. 0-18549)

(2) Incorporated by reference to Gensia's Annual Report on Form 10-K for the fiscal year ended December 31, 1992. (No. 0-18549)

(3) Incorporated by reference to Gensia's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993. (No. 0-18549)

(4) Incorporated by reference to Gensia's Registration Statement on Form S-4. (No. 33-94778)

* Parenthetical references after description of exhibits relate to the exhibit number under which exhibits were initially filed.